                       [BRIGGS & STRATTON LETTERHEAD]

                                             October 4, 1994

Dear Fellow Shareholder:

As you know, our 1994 Annual Meeting will be held on October 19 at the company's office in Wauwatosa, Wisconsin, starting at 1:30 p.m. Whether or not you plan to attend the meeting in person, I urge you to sign, date and return the enclosed WHITE PROXY CARD WITH A RED STRIPE at your earliest convenience.

DUE TO A RECENT COURT DECISION, THE WHITE PROXY CARD PREVIOUSLY SENT TO YOU CANNOT BE VOTED AT THE ANNUAL MEETING. Even if you have already sent in a White proxy card, please sign, date and return the enclosed WHITE PROXY CARD WITH A RED STRIPE to ensure that your vote is counted. We apologize for any inconvenience this may cause you.

Your support is especially important this year because a group calling itself the "Wisconsin Coalition for Responsible Investment" is soliciting proxies in opposition to your Board's nominees for Director and in favor of certain shareholder proposals which your Board unanimously opposes. In fact, you may recently have received a proxy statement and gold proxy card from the Coalition. The Coalition has apparently forwarded those materials to certain select shareholders of the company. If you have received a gold proxy card, I strongly urge you not to return it, even as a protest. Even if you have already returned a gold proxy card, it is not too late to change your mind. Simply sign, date and return the enclosed WHITE PROXY CARD WITH A RED STRIPE in the envelope provided.

YOU SHOULD KNOW THAT THE COALITION, WHICH DOES NOT OWN ANY SHARES IN YOUR COMPANY, HAS STATED THAT ALL OF ITS EXPENSES IN THIS PROXY FIGHT WILL BE PAID BY THE UNITED PAPERWORKERS INTERNATIONAL UNION, WHICH REPRESENTS MOST OF THE COMPANY'S UNION EMPLOYEES. IN ADDITION, EACH OF THE SHAREHOLDER PROPOSALS WAS PROPOSED BY A MEMBER OF THE UNION'S LOCAL. THE DECISION TO WAGE A PROXY FIGHT IS PART OF THE UNION'S ONGOING CORPORATE CAMPAIGN AGAINST YOUR COMPANY. THAT CORPORATE CAMPAIGN IS DESIGNED TO HARASS AND PRESSURE THE COMPANY TO MAKE DECISIONS THAT ARE CONTRARY TO THE SHAREHOLDER'S INTERESTS.

Your Board has always been committed to dealing fairly with all of its constituencies, including its employees. However, we believe that the resolution of labor issues is best achieved through a collaborative process, unobscured by harassment through union leadership's manipulation of the principles of corporate democracy.


                                 [LETTERHEAD]

OUR PRIMARY DUTIES AND RESPONSIBILITIES ARE OWED TO YOU, THE SHAREHOLDERS, WHO HAVE MADE SUBSTANTIAL INVESTMENTS IN, AND ARE THE OWNERS OF, BRIGGS & STRATTON. SINCE 1989, THERE HAS BEEN A DRAMATIC TURNAROUND IN THE COMPANY'S PERFORMANCE. OUR STOCK PRICE HAS RISEN FROM $26.375 ON JUNE 30, 1989 TO $76.625 ON SEPTEMBER 15, 1994. OUR ANNUAL DIVIDEND HAS INCREASED TO $1.80 PER SHARE IN FISCAL 1994. FROM A NET LOSS OF OVER $20 MILLION IN FISCAL 1989, OUR NET INCOME SURGED TO $102 MILLION EXCLUDING ACCOUNTING CHARGES IN FISCAL 1994.

Don't let the Paperworkers Union disrupt our progress to further its own agenda, which is counter to your economic interests. A vote in support of the Union's proxy fight could serve to encourage and prolong its corporate campaign against your company.

Because of the proxy contest which has occurred as a result of the Coalition's dissemination of proxy materials, the company is required under applicable securities laws to provide all shareholders with certain additional information concerning the company's directors. Attached is a fact sheet containing that additional information. Also included is some background information concerning Mr. William P. Dixon, the director candidate being supported by the Coalition and the Union, which the company must disclose in accordance with a court order recently obtained by a Union representative.

I strongly urge you to protect your own interests by voting FOR the Election of Directors and the Proposal to increase the number of authorized shares and AGAINST the shareholder proposals, Proposals c-1 through c-5 on the enclosed WHITE PROXY CARD WITH A RED STRIPE.

                                         Sincerely,


                                         /S/ FREDERICK P. STRATTON, JR.
                                         Frederick P. Stratton, Jr.
                                         Chairman and Chief Executive Officer

If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a proxy card to be voted FOR Proposals (a) Election of Directors and (b) Increase of Authorized Shares and AGAINST Proposals (c) (1-5), the Shareholder Proposals.


If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:


                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005


                           TOLL FREE: 1-800-223-2064

                         BRIGGS & STRATTON CORPORATION

                            12301 WEST WIRTH STREET
                           WAUWATOSA, WISCONSIN 53222

                    SUPPLEMENTAL PROXY STATEMENT INFORMATION
               ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 19, 1994

Participants in the Solicitation

          Name, Business Address & Additional Information Regarding Participants

Michael E. Batten:                      Twin Disc, Incorporated; 1328 Racine Street, Racine, WI 53403

Robert H. Eldridge (1):                 Briggs & Stratton Corporation; 12301 W. Wirth Street, Wauwatosa WI 53222

Peter A. Georgescu:                     Young & Rubicam Inc.; 285 Madison Avenue, New York, NY 10017
                                        Purchased 250 shares of Company stock on August 29, 1994.

Sheldon B. Lubar:                       Lubar & Co.; 777 E. Wisconsin Avenue, Milwaukee WI 53202
                                        Chairman of Lubar & Co., a venture capital and investment firm.
                                        Purchased 200 shares of Company stock on April 11, 1994.

John L. Murray:                         433 E. Michigan Street, Milwaukee WI 53202

Clarence B. Rogers:                     Equifax Inc.; 1600 Peachtree Road, N.W., Atlanta GA 30309

John S. Shiely (2):                     Briggs & Stratton Corporation; 12301 W. Wirth Street, Wauwatosa WI 53222

Charles I. Story:                       INROADS, Inc.; 315 Deadrick Street, Nashville TN 37238
                                        Purchased 200 shares of Company stock on August 12, 1994.

Frederick P. Stratton, Jr.:             Briggs & Stratton Corporation; 12301 W. Wirth Street, Wauwatosa WI 53222
(1)(2)(3)                               Purchased 1002 shares of Company stock through exercise of option on
                                        February 17, 1994. On October 26, 1992 a Trust, of which Mr. Stratton is a
                                        Trustee, sold 150 shares of Company stock to another Trust, of which he is a
                                        Trustee. Holds 2,250 shares of Company stock as custodian for niece and nephews.

Elwin J. Zarwell (4):                   411 E. Wisconsin Avenue, Milwaukee WI 53202


Footnotes:

(1) Member of Investment Committee of Briggs & Stratton Retirement Plan, 12301 W. Wirth Street, Wauwatosa WI 53222, which holds 87,100 shares of Company stock.

(2) Director of Briggs & Stratton Corporation Foundation, 12301 W. Wirth Street, Wauwatosa WI 53222, which purchased 3,264 shares of Company stock on June 7, 1994.

(3) Harold M. Stratton, brother, is Vice President and General Manager of B&S Technologies and is covered by Employment Agreement and Change of Control Agreement. The Company has announced the proposed spin-off of the Company's lock division, of which it is anticipated that Harold M. Stratton will be an executive officer.

(4)   Retired as a partner in Quarles & Brady effective September 30, 1994.


                         (CONTINUED ON REVERSE SIDE)

Additional Director Candidate

The Company has been informed that William P. Dixon may be nominated for election as a director by a shareholder at the 1994 Annual Meeting. Proxy materials concerning Mr. Dixon's candidacy have been distributed to shareholders by a group called the Wisconsin Coalition for Responsible Investment. All of the Coalition's expenses in distributing such materials will be paid by the United Paperworkers International Union, which represents most of the Company's unionized workers in Wisconsin. William P. Dixon, 50, is presently a partner in the law firm of Davis, Miner, Barnhill & Galland, P.C., Madison WI; served as commissioner of banking of Wisconsin from 1983 to 1985; served as chief of staff to U.S. Senator Gary Hart in 1987; and served as alternative executive director to the World Bank from 1977 to 1979.

Voting Information

The Company's proxy statement dated September 8, 1994, the entirety of which is incorporated herein by reference, contains certain information concerning the vote required in the election of directors. In addition to what is stated therein, shareholders should be aware that, because the Coalition is soliciting proxies for only one of the three available Board seats, two vacancies could result should the Coalition's candidate be elected through use of the gold proxy card. In accordance with the Company's Articles of Incorporation, any vacancies resulting on the Board shall be filled by a vote of the majority of the directors then in office.

Solicitation Expenditures

As of September 30, 1994, the Company had expended a total of $62,000 in connection with its solicitation of proxies for the 1994 Annual Meeting, which amount includes $12,500 of the fee to be paid to Georgeson & Company Inc. as described in the Company's proxy statement dated September 8, 1994. The Company estimates that it will spend an additional $48,000 in connection with its solicitation activities for the period of October 1, 1994 through the Annual Meeting. These amounts do not reflect amounts normally expended by the Company for a solicitation for the election of directors in the absence of a proxy contest, nor do they reflect amounts represented by salaries and wages of regular employees and officers of the Company who may have participated in the solicitation efforts.







October 4, 1994

[LOGO]
                                                                           PROXY

                         BRIGGS & STRATTON CORPORATION

          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 19, 1994



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


The undersigned does hereby constitute and appoint FREDERICK P. STRATTON, JR. and ROBERT H. ELDRIDGE, and each of them, with several power of substitution, attorneys and proxies, for and in the name, place and stead of the undersigned, to vote all shares votable by the undersigned at the shareholders' annual meeting of Briggs & Stratton Corporation to be held at Wauwatosa, Wisconsin, October 19, 1994 at 1:30 p.m. Central Daylight Time and any adjournments thereof, subject to the directions indicated on the reverse side hereof, hereby revoking any proxy previously given.

                 (PLEASE DO NOT SEPARATE - RETURN ENTIRE PROXY)



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS (a) AND (b), AGAINST PROPOSALS (c): (1), (2), (3), (4) AND (5), AND IN THE DISCRETION OF THE PROXYHOLDERS ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                                      Signed ___________________________
                                             ___________________________
                                      Dated  _____________________, 1994

              Please sign name exactly as it appears hereon. When signed as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.


/ / I PLAN TO ATTEND THE MEETING.

            BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS AND PROPOSAL
(b).


(a) Election of Directors:  Nominees - John L. Murray, John S. Shiely,
                            Charles I. Story
 / / VOTE FOR all nominees listed above*    / / VOTE WITHHELD from all
                                                nominees listed above
*To withhold authority to vote for any nominee, write the nominee's name on the space below.




(b) Proposal to approve amendment to Articles of Incorporation to increase authorized shares.
            / / FOR         / / AGAINST       / / ABSTAIN

                (PLEASE DO NOT SEPARATE - RETURN ENTIRE PROXY)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS (c): (1), (2), (3),
(4) AND (5).

(c)  (1) Proposal urging declassification of Board.
            / / FOR         / / AGAINST       / / ABSTAIN

     (2) Proposal to separate positions of Chairperson and CEO and require Chairperson to be outside director.
            / / FOR         / / AGAINST       / / ABSTAIN

     (3) Proposal to eliminate change of control agreements.
            / / FOR         / / AGAINST       / / ABSTAIN

     (4) Proposal to redeem shareholder rights issued under Rights Agreement.
            / / FOR         / / AGAINST       / / ABSTAIN

     (5) Proposal to establish Committee of Shareholder Representatives.
            / / FOR         / / AGAINST       / / ABSTAIN

(d) In their discretion on other matters as may properly come before the meeting.
All as set forth in the Notice and Proxy Statement relating to the meeting, the receipt of which is hereby acknowledged.

                                     October 4, 1994



Dear Institutional Investor:

Please find enclosed an information packet concerning Briggs & Stratton, its recent performance and our corporate governance practices. I am sure you will agree that we have produced extremely good returns for our shareholders over the past five years.

Our Annual Meeting is scheduled for October 19, 1994. Among the items to be considered at that Meeting is a proposal to increase the number of shares of authorized common stock. The increase will be used, in part, to distribute the shares required by our recently announced 2-for-1 stock split.

As you may know, a group calling itself The Wisconsin Coalition for Responsible Investment has launched a proxy campaign in support of a dissident Director candidate and five shareholder proposals. You should be aware, that all of the Coalition's expenses will be paid by The United Paperworkers International Union, which represents the majority of the Company's unionized workers at our Wisconsin plants. We are not aware that the Coalition owns any shares in Briggs & Stratton and the dissident candidate owns only ten shares. All the proponents of the shareholder proposals are affiliated with the local bargaining unit of the United Paperworkers International.

We believe that this proxy contest is part of a long standing corporate campaign against the Company, and was triggered by the recent decision to transfer operations to new facilities and existing facilities outside Wisconsin, resulting in a reduction of our unionized workforce in Wisconsin. Documents filed with the Securities and Exchange Commission indicate the Paperworkers' candidate intends to support labor issues if he were elected. We are concerned that his alignment with the Union would result in a one-sided approach to corporate issues which fails to consider the needs of all Company shareholders.

The decision to expand our operations outside Wisconsin was an extremely difficult one for your Board. Our evolving, extremely competitive marketplace, however, requires that we continue to cut costs and increase productivity if we are to continue to generate strong performance for our shareholders.

It is extremely important that our Board continue to be able to make its decisions in a deliberative fashion, which, while taking into account the interests of all our constituencies, places paramount importance on the shareholders' interests. Corporate campaigns, which misuse the proxy process by pressuring and harassing the Board on behalf of narrow interest groups attempts to hinder that process. I strongly urge you to reject the Paperworkers' cynical efforts to subvert the principles of corporate democracy by voting FOR the Board's nominees and its proposal to increase authorized shares and AGAINST the Paperworkers' shareholder proposals.

We look forward to having the opportunity to speak with you on this matter. Please do not hesitate to call Robert H. Eldridge or me at 259-5333 if you have any questions or concerns about our Annual Meeting or our corporate strategy.

                                        Sincerely,

                                        /s/ F. P. Stratton, Jr.
                                        Frederick P. Stratton, Jr.
                                        Chairman and Chief Executive Officer

                         BRIGGS & STRATTON CORPORATION
                       A PROVEN TRACK RECORD OF MANAGING
                             FOR SHAREHOLDER VALUE



                                FY94 HIGHLIGHTS


* RECORD SALES OF $1.286 BILLION, A 13% INCREASE OVER FY93

* RECORD NET INCOME OF $102 MILLION, EXCLUDING ACCOUNTING CHANGES, A 46% INCREASE OVER FY93

* RETURN ON AVERAGE SHAREHOLDERS' INVESTMENT OF 26.8%, EXCLUDING ACCOUNTING CHANGES.

* CUMULATIVE TOTAL SHAREHOLDER RETURN FOR PAST 5 YEARS 2.5X BETTER THAN S&P 500 AND 2.3X BETTER THAN PEER GROUP

* DIVIDENDS INCREASED TO $1.80 PER SHARE

* CASH OPERATING EARNINGS WERE $38 MILLION GREATER THAN COST OF CAPITAL

* SPIN-OFF OF AUTOMOTIVE LOCK BUSINESS ANNOUNCED FOR EARLY 1995

The Board of Directors of Briggs & Stratton Corporation is committed to shareholder value-driven management. After a disappointing performance in fiscal 1989 (net loss of $20 million), the Board oversaw a dramatic restructuring of operations and instituted an Economic Value Added (EVA) performance measurement and incentive compensation system. This system is geared to producing shareholder value.

The following charts demonstrate the success of the Company's value-focused efforts.

BRIGGS & STRATTON CORPORATION

                                  Net Income
                                  (Per Share)

FY 89         FY90         FY91         FY92         FY93         FY94
($1.39)       $2.45        $2.52        $3.56        $4.86        $7.09*


*Excluding Accounting Changes



                           Shareholders' Investment
                                  (Per Share)


FY 89         FY90         FY91         FY92         FY93         FY94
$17.92        $18.76       $19.69       $21.60       $24.89       $27.92

BRIGGS & STRATTON CORPORATION

                               Annual Dividends
                                  (Per Share)

FY90             FY91             FY92             FY93            FY94
$1.60            $1.60            $1.60            $1.70           $1.80



             close                     close                 close
month        price        month        price     month       price
- ------------------        ------------------     -----------------
6/90         32-7/8       1/92        48-3/4     7/93        70-5/8
7/90         32-3/8       2/92        50-3/8     8/93        81
8/90         25-1/2       3/92        53-5/8     9/93        84-1/2
9/90         24-3/8       4/92        49-3/4     10/93       87-3/8
10/90        22-5/8       5/92        46-3/4     11/93       82-1/4
11/90        26-1/4       6/92        44-7/8     12/93       82-1/2
12/90        26-1/4       7/92        47-1/2     1/94        86-1/2
1/91         30           8/92        43-5/8     2/94        85-1/4
2/91         30           9/92        47-1/4     3/94        84
3/91         28-3/8       10/92       47-7/8     4/94        84-1/4
4/91         29-7/8       11/92       50-3/4     5/94        75-1/2
5/91         32-1/2       12/92       46-1/2     6/94        66-7/8
6/91         32-7/8       1/93        57-1/4     7/94        72-5/8
7/91         36-3/8       2/93        62-1/8     8/94        77-1/8
8/91         37-7/8       3/93        67-1/4     9/94
9/91         38-3/4       4/93        62-7/8
10/91        42           5/93        65
11/91        41-5/8       6/93        66-1/8
12/91        44-1/8

                   BRIGGS & STRATTON - THE WORLD'S LEADER IN
                       SMALL ENGINES AND AUTOMOTIVE LOCKS

Briggs & Stratton Corporation is the world's largest producer of air-cooled gasoline engines for outdoor power equipment. The Lawn and Garden Equipment Industry is its largest market, accounting for 85% of total equipment sales. The Company provides an engine for virtually every use requiring 3 through 20 horsepower, including walk-behind and riding lawn mowers, garden tillers and shredders, snow throwers, garden tractors and vacuums. Total engine and parts sales in fiscal 1994 were $1,197,744,000.

A division, Briggs & Stratton Technologies, designs, develops, manufactures, sells and services mechanical locks, electromechanical locks and related products to the North American automotive manufacturing market. Total sales for the division were $87,773,000 in fiscal 1994.

The Board has decided to distribute the Automotive Lock Division to the shareholders through a tax-free spin-off in the early part of 1995. The spin-off is consistent with the Company's strategic focus: concentration of resources on securing the Company's competitive position as the leader in high volume, high value, low cost, air-cooled engines and related products and services.

The Company has manufacturing facilities located in Wauwatosa, Glendale, Menomonee Falls and West Allis, Wisconsin; Murray, Kentucky; Poplar Bluff, Missouri; and Juarez, Mexico. All three Small Engine Division plants have received the internationally recognized ISO 9000 Quality System registration.

The Company has a manufacturing operation near Osaka, Japan through a joint venture with Daihatsu Motor Company, as well as a facility in Chongqing, China through a joint venture with Puling Machinery Works.

The total number of employees is approximately 8,600.

As part of a recently announced facilities expansion plan, the Company will increase operations at its Poplar Bluff and Murray factories and will open three new manufacturing facilities over the next three years, at a cost of approximately $112 million. The new facilities will be located in Auburn, Alabama, Statesboro, Georgia and a site to be determined. The Company also is establishing operations at a recently acquired facility in Ravenna, Michigan at a cost of $20 million.

A market valuation of the outstanding stock on September 15 is approximately $1,085,000,000.

                THE COMPANY'S MANAGEMENT PHILOSOPHY - MANAGING
               FOR VALUE CREATION TO INCREASE SHAREHOLDER VALUE

In 1989 the Company suffered a loss in excess of $20 million. That loss and the consequent steep decline in stock price caused the Board to reevaluate the Company's basic strategy and management philosophy.

It has been said that the ultimate job of management is to effectively manage the corporation's six major constituencies: shareholders, lenders, employees, customers, suppliers and the community. The issue becomes: to what end must these constituencies be managed? The early entrepreneurs knew instinctively what the right answer was because they were managing their own capital. These corporate constituencies must be managed toward the end of creating value. But, with the de-concentration of corporate shareholdings, the managements of many major corporations focused more on their own survival, and they accordingly managed those corporate constituencies toward the end of arbitrating value demands among those constituencies (i.e., buying peace). In other words, their activities were much more distributive (allocating value) than they were integrative (creating value).

At Briggs & Stratton, management recognized early on that shareholder value was imperative. In 1989, the Company developed and implemented its Economic Value Added ("EVA") Program. The purpose of the EVA value management program is to link our performance measurement and incentives to the goals of the capital providers. The Company recognizes that it has a basic obligation to provide an adequate return to its capital providing corporate constituencies. It recognizes a further obligation to create value for its shareholders over and above the cost of capital. How is that achieved? Real value creation requires an integrative process of managing the four non-capital providing corporate constituencies (employees, customers, suppliers and community) toward the end of creating value. This is what Briggs & Stratton refers to as "Managing for Value Creation."

The Company's approach to shareholder value creation has received a significant amount of attention, including coverage in the September 20, 1993 issue of Fortune magazine. Briggs & Stratton was listed among the "highly regarded major corporations" such as Coca-Cola, AT&T, Quaker Oats, and CSX that have adopted EVA programs. The article notes that "Managers who run their businesses according to the precepts of EVA have hugely increased the value of their companies. Investors who know about EVA, and know which companies are employing it, have grown rich."

The Company's value-driven restructuring involved a focusing of the Company's strategy on solidifying its position as the broad scope cost leader in the industry, the adoption of a decentralized organization structure, and the integration of value based performance measurement and incentive compensation systems. The benefits realized from the restructuring have been substantial: better product line focus, improved financial accountability, more thorough integration of cross-functional initiatives, better assessment of labor/capital trade-offs and internal development of experienced operational general managers.

                THE CURRENT CHALLENGE - TO MEET THE DEMANDS OF
                   AN EVOLVING MARKET OF MASS MERCHANDISERS

The major challenge currently confronting Briggs & Stratton is to continue the Company's effective capital and cost management efforts to respond to the evolving nature of its marketplace - the shift from dealers to mass merchandisers, such as Wal-Mart and Kmart. The buying power of these mass merchandisers permits them to demand lower prices from the manufacturers who, in turn, seek the lowest possible prices for purchased components, such as engines.

The five largest retailers now account for more than half of the lawn mowers sold in the United States. Most walk-behind lawn mowers and a majority of riding lawn mowers are sold by mass merchandisers. The consequential reduction in the premium our brand equity could command requires extraordinary efforts to support our broad scope cost leadership strategy.

As a major step in the efforts to manage labor costs, the Company recently announced the transfer of its Milwaukee small engine manufacturing operations to existing plants in Murray, Kentucky and Poplar Bluff, Missouri, and a site to be determined, most likely in the southern United States. Most large engine assembly and some other large engine manufacturing operations will be moved to new plants in Auburn, Alabama and Statesboro, Georgia. This facilities relocation and construction program will be implemented over a three year period and will involve capital expenditures of approximately $112 million. EVA analysis demonstrates that the expenditures required will produce extremely strong returns for the shareholders.

An unfortunate consequence of the facilities relocation and expansion program is that it will involve the reduction of the Wisconsin hourly work force by approximately 2,000. The vast majority of workers employed there are members of the United Paperworkers International Union which is sponsoring the campaign at our 1994 Annual Meeting in support of a dissident candidate for election as director and five shareholder proposals. The Paperworkers' proxy campaign is part of a long standing program of harassing the Company in order to keep jobs in Wisconsin.

                  CORPORATE GOVERNANCE AT BRIGGS & STRATTON -
                    A STRONG BOARD IS THE BEST GUARANTOR OF
                          THE SHAREHOLDERS' INTERESTS

The Board of Directors believes that the most effective corporate governance measure is a strong, independent Board of Directors dedicated to the best interests of the corporation's owners, the shareholders.

The Briggs & Stratton Board is composed of nine directors, only three of whom are inside directors (the CEO, the COO and the Secretary-Treasurer). The key Board Committees, a Nominating and Salaried Personnel Committee and an Audit Committee, are composed entirely of outside Directors.

                                                                                    Years of
Director                         Occupation                                         Service
- --------                         ----------                                         -------
M. E. Batten                     Chairman & CEO, Twin Disc Incorporated                10

R. H. Eldridge                   Secretary-Treasurer                                    6

P. A. Georgescu                  President & CEO, Young & Rubicam, Inc.                 8

J. L. Murray                     Retired Chairman & CEO,
                                 Universal Foods Corporation                            5

C. B. Rogers, Jr.                Chairman & CEO, Equifax Inc.                           3

J. S. Shiely                     President & COO                                        0 *

C. I. Story                      President & CEO, INROADS, Inc.                         0 **

F. P. Stratton, Jr.              Chairman & CEO                                        18

E. J. Zarwell                    Retired Partner, Quarles & Brady                      22

______________

* John Shiely was elected by the Board in August 1994 to fill the vacancy resulting from the retirement of Richard E. Marceau, former President and COO, who had served as a Director since 1988. Mr. Shiely is a nominee for election at the 1994 Annual Meeting.

** Mr. Story has been nominated by the Board for election at the 1994 Annual Meeting to fill the position currently held by Sheldon B. Lubar, the Chairman of Lubar & Co., who has served as a Director since 1989 and has chosen not to stand for reelection.

Committee Assignments

Audit:                Messrs. Batten (Chairman), Georgescu, Lubar, Murray and
                      Rogers

Executive:            Messrs. Stratton and Zarwell

Nominating and
Salaried Personnel:   Messrs. Murray (Chairman), Batten and Lubar

Planning:             Messrs. Stratton (Chairman), Georgescu and Rogers

The Board has a strict policy which requires the retirement of a Director at the Annual Meeting following his/her 70th birthday.

The Company's record over the past five years, in particular, demonstrates the effectiveness of the Board in upholding the rights of shareholders. In the field of corporate governance, "one size does not fit all." Briggs & Stratton's Board has proven its effectiveness. That effectiveness, however, should not be diluted by harassment through misuse of the proxy process by groups whose interests are opposed to those of the shareholders.


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